Exhibit 99.2

EXECUTION COPY

CREDIT AGREEMENT

dated as of

October 24, 2012

among

LAITRAM, L.L.C., INTRALOX, L.L.C. and LAPEYRE PROPERTIES, L.L.C.,

as Borrowers

LAITRAM GROUP, INC.,

as Parent

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

REGIONS BANK,

As Syndication Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

i

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SCHEDULES:

Schedule 1	— Commitment Schedule
Schedule 1.01	— Existing Letters of Credit
Schedule 3.06	— Disclosed Matters
Schedule 3.15	— Parent and Subsidiaries
Schedule 3.18	— Affiliate Transactions
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Compliance Certificate
Exhibit C —	Joinder Agreement
Exhibit D-1 —	Form of U.S. Tax Certificate Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Not Partnerships)
Exhibit D-2 —	Form of U.S. Tax Certificate (for Non-U.S. Lenders That are Partnerships)

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of October 24, 2012 (as it may be amended or modified from time to time, this “Agreement”) among LAITRAM GROUP, INC., a Louisiana corporation (the “Parent”), LAITRAM, L.L.C., a Louisiana limited liability company (“Laitram”), INTRALOX, L.L.C., a Louisiana limited liability company (“Intralox”), and LAPEYRE PROPERTIES, L.L.C., a Louisiana limited liability company (“Lapeyre Properties”) (Laitram, Intralox and Lapeyre Properties, individually and collectively, the “Borrower”), the Lenders party hereto from time to time (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily One-Month LIBO Rate” means, for any day, an interest rate equal to the sum of Adjusted LIBO Rate for a one-day period on such day (or if such day is not a Business Day, the immediately preceding Business Day,

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (without any rounding) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currency” shall mean British pounds sterling, Euros and any other currency requested by Intralox and acceptable to the Multi-Currency Lender and the Administrative Agent in their sole discretion.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments or (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposures at that time), (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders, (c) with respect to the Multi-Currency Swingline Loan, 100% and (d) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (c) above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio (Total Debt) as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 4:

Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Greater than 2.50 to 1.00	0.95%	1.95%	0.35%
Category 2 Equal to or greater than 2.00 to 1.00	0.70%	1.70%	0.35%
Category 3 Equal to or greater Than 1.50 to 1.00	.45%	1.45%	0.35%
Category 4 Equal to or greater Than 1.00 to 1.00	.20%	1.20%	0.20%
Category 5 Less than 1.00 to 1.00	0.00%	1.00%	0.20%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the aggregate Revolving Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination of the Commitments.

“Available Multi-Currency Commitment” means, at any time, the Multi-Currency Commitment minus the Multi-Currency Exposure.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, individually and collectively, Laitram, Intralox and Lapeyre Properties.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (c) Multi-Currency Swingline Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (d) a Swingline Loan, and (e) a Protective Advance.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New Orleans, Louisiana are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the Lapeyre Family shall cease to own at least 51% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) a majority of Persons constituting Senior Management as of the Effective Date shall cease to be engaged in the management of the Borrower on a full-time basis.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, in each case pursuant to the Basel III Accords, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Multi-Currency Swingline Loans, Term Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreements, the Guaranty Agreements, the Mortgage and any other documents pursuant to which a Person grants a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, Multi-Currency Swingline Loan Commitment, Term Loan Commitment, together with the commitment of such Lender to acquire participations in Protective Advances. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means the following account of Laitram at the Administrative Agent:                     , and any replacement or additional account(s) of Laitram maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between Laitram and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of Laitram are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) the Multi-Currency Lender’s Multi-Currency Exposure, plus (c) an amount equal to the aggregate principal amount of its Term Loans outstanding, plus (d) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary formed under the laws of any state of the United States.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, as to any Agreed Currency, the equivalent amount in dollars calculated on the basis of the spot rates of exchange for such Agreed Currency as shown on Reuters screen at 11:00 a.m. London time, on the date the amount is determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted Daily One-Month LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by the Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter between the Borrower and the Administrative Agent, dated on or prior to the Effective Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness actually made, calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary formed under the laws of any jurisdiction other than a state of the United States.

“Funding Account” means, individually and collectively, the deposit account(s) of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guaranty Agreements” means those certain guaranty agreements dated as of the date hereof, by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders and the other holders of Secured Obligations, as the same may be supplemented, amended, restated or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under any liquidated earn-out and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement and (b) Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Eurodollar Loan, the last Business Day of each calendar month and the Maturity Date, (b) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date, and (c) with respect to the Multi-Currency Swingline Loan, the last Business day of each calendar month and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the one-month period commencing on the first Business Day of each calendar month and ending on the first Business Day of the next succeeding month; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) Whitney Bank, in its capacity as the issuer of the Letters of Credit listed on Schedule 1.01 (but only through the expiry dates thereof or as otherwise noted on Schedule 1.01) and (ii) Chase, in its capacity as the issuer of all other Letters of Credit (including Letters of Credit replacing the Letters of Credit listed on Schedule 1.01 at their respective expiry dates), and its successors in such capacity, as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit C.

“Lapeyre Family” means any descendant of James Martial Lapeyre, Sr. or any trust for the benefit of one or more of said descendants.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means the ratio described in Section 6.12(a).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Parties” means Laitram Group, Inc., Laitram, L.L.C., Intralox, L.L.C., Lapeyre Properties, L.L.C., Laitram Machine Shop, L.L.C., Laitram Machinery, Inc., Lapeyre Stair, Inc., Industrial Microwave Systems, L.LC. and Commercial Food Sanitation, L.L.C. and any Domestic Subsidiary formed after the Effective Date which, pursuant to Section 5.12, becomes a party to this Agreement pursuant to a Joinder Agreement, and their successors and assigns; “Loan Party” means any one of the foregoing.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including the Swingline Loan and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders and other holders of the Secured Obligations) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means for the Revolving Loans, Multi-Currency Swingline Loans and the Term Loans, the fifth (5th) anniversary of the Effective Date, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Mortgages” means any mortgage which conveys a Lien of the Real Property in favor of the Administrative Agent, for the benefit of the Lenders and other holders of the Secured Obligations, including any amendment, modification or supplement thereto.

“Multi-Currency Exposure” means, at any time, the undrawn amount of the Multi-Currency Swingline Loan.

“Multi-Currency Lender” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as lender of the Multi-Currency Swingline Loan hereunder.

“Multi-Currency Swingline Commitment” means as to the Multi-Currency Lender, the commitment of such Multi-Currency Lender to make Multi-Currency Swingline Loans, which aggregate commitment shall be the Equivalent Amount of $5,000,000.

“Multi-Currency Swingline Loan” means the Loan made by the Multi-Currency Lender to Intralox pursuant to Section 2.03.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, the case of a sale, transfer or other disposition of an asset (including pursuant to a sale of Equity Interests in a Loan Party or of a business unit or division of a Loan Party, or sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement.

“Overnight Foreign Currency Rate” means, for any Multi-Currency Borrowings in an Agreed Currency, the rate of interest per annum as determined by the Multi-Currency Lender at which overnight or weekend deposits in the Agreed Currency for delivery in immediately available and freely transferable funds would be offered by the Multi-Currency Lender to major banks in the interbank market upon request of such major banks for the Agreed Currency as determined above, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Multi-Currency Lender by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means Laitram Group, Inc.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale of the Equity Interests of any Loan Party or a business unit or division of any Loan Party or a sale and leaseback transaction) of any Collateral, other than dispositions permitted by Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or

(c) the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Protective Advances” has the meaning assigned to such term in Section 2.04.

“Real Property” means (i) all immovable or real property owned by Lapeyre Properties and located in the Elmwood Industrial Park Subdivision, Jefferson, Louisiana (except certain property having the address of 5207 Storey Street)and (ii) all immovable or real property owned by Intralox and located in Hammond, Louisiana.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing at least 66 2⁄3% of the sum of the Aggregate Credit Exposure and unused Commitments.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, or (iii) any option, warrant or other right to acquire any such Equity Interests in the Parent, or (iv) any loan or advance to any holder (or Affiliate of any holder) of Equity Interests in the Parent.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, the Swingline Loan and the Multi-Currency Swingline Loan hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000 on the Effective Date.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Multi-Currency Swingline Loans, Swingline Loans and LC Exposure.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means the Loans made by the Revolving Lenders to Laitram pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” means all Obligations, together with all Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreements” means those certain security agreements, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Lenders and the other holders of the Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be supplemented, amended, restated or otherwise modified from time to time.

“Senior Management” means the following individuals holding the positions indicated: James M. Lapeyre, Jr., Chief Executive Officer; Edel Blanks, President of Intralox; Lawrence P. Oertling, Chief Financial Officer; Philip F. Lapeyre, Member and Technical Adviser of Laitram Machine Shop, L.L.C.; and Robert Lapeyre, Engineering Manager of Laitram, L.L.C.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Laitram Group, Inc.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate amount of the Swingline Loan. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means the Loan made by the Swingline Lender to the Borrower pursuant to Section 2.05.

“Tangible Net Worth” means total assets of the Parent and its Subsidiaries, minus total liabilities of the Parent and its Subsidiaries, minus items referred to as intangible assets, all determined in accordance with GAAP, minus any Indebtedness of the Parent and its Subsidiaries to any holder (of Affiliate of any holder) of Equity Interests in the Parent.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

“Term Loan Commitment” means (a) as to any Term Lender, the commitment of such Term Lender to make Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender, as applicable, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $20,000,000 on the Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to such Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the Loans extended by the Term Lenders to Lapeyre Properties pursuant to Section 2.01(d) hereof.

“Total Funded Indebtedness” means aggregate dollar amount of (a) all obligations of the Loan Parties for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Loan Parties evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Loan Parties upon which interest charges are customarily paid, (d) all obligations of the Loan Parties under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of the Loan Parties in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and (f) all Capital Lease Obligations of the Loan Parties, to the extent that all of such obligations are actually funded and outstanding, whether or not such obligations are due and payable at such time.

“Total Liabilities” means, at any date, the aggregate principal amount of all liabilities of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Louisiana or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of current assets of the Borrower and its Subsidiaries on such date over current liabilities of the Borrower and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender agrees to make Revolving Loans to Laitram from time to time during the Availability Period in an aggregate principal amount not exceeding such Revolving Lender’s Revolving Commitment or the aggregate Revolving Commitments of $100,000,000, subject to any increase in Revolving Commitments pursuant to Section 2.09(e) hereof, and further subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to Section 2.04; (b) as part of the aggregate Revolving Commitment, the Multi-Currency Lender agrees to make Multi-Currency Swingline Loan to Intralox from time to time during the Availability Period in an amount not exceeding in the aggregate the Equivalent Amount of $5,000,000; (c) as part of the aggregate Revolving Commitment, the Swingline Lender agrees to make a Swingline Loan to Laitram from time to time during the Availability Period in an aggregate amount not exceeding $10,000,000; and (d) each Lender agrees to make Term Loans to Lapeyre Properties on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment and the aggregate Term Loan Commitments of $20,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans, Multi-Currency Swingline Loans and Swingline Loans. Amounts repaid in respect of the Term Loan may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Multi-Currency Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Swingline Loan and any Multi-Currency Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04, 2.05 or 2.03, as applicable. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the time that each Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time.

(d) To request a Revolving Borrowing (other than a Swingline Loan or a Multi-Currency Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing (delivered by facsimile or email) in a form approved by the Administrative Agent and signed by the Borrower not later than (a) in the case of a Eurodollar Borrowing, 10:00 a.m., New Orleans time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, noon, New Orleans time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New Orleans time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing denominated in dollars shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.03. Multi-Currency Swingline Loans. (a) Subject to the terms and conditions set forth herein and subject to the aggregate Revolving Commitments, and as a part of the aggregate Revolving Commitments, the Multi-Currency Lender agrees to make the Multi-Currency Swingline Loan to Intralox from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not exceeding the Equivalent Amount of $5,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, Intralox may borrow, prepay and reborrow Multi-Currency Swingline Loans. To request a Multi-Currency Swingline Loan, Intralox shall notify the Administrative Agent of such request by facsimile, not later than 9:00 a.m., London time, on the proposed date of the advance, of a proposed Multi-Currency Swingline Loan in Euro or British Pounds Sterling, or no later than 9:00 am., London time, one Business Day before the proposed date of the Advance of a proposed Multi-Currency Loan in another Agreed Currency. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the Agreed Currency, the amount of the requested Multi-Currency Swingline Loan and the location and number of the Borrower’s account into which the Borrowings are to be deposited. The Administrative Agent will promptly advise the Multi-Currency Lender of any such notice received from Intralox. The Multi-Currency Lender may designate one or more of its offices, branches, subsidiaries or affiliates which are to make and book its advances under the Multi-Currency Swingline Loan and for whose account payments are to be made, and may change any of them from time to time. The Multi-Currency Lender shall make Borrowings under the Multi-Currency Swingline Loan on the proposed date by wire transfer of immediately available funds by 3:00 p.m. London time, to the account of the Borrower designated in the notice.

(b) Unless otherwise directed by the Multi-Currency Lender, any repayment of a Borrowing under the Multi-Currency Swingline Loan shall be made in the same currency as the Borrowing being repaid; provided, that if, after the making of any Borrowing, currency control or exchange regulations are imposed in the country which issues the Agreed Currency, with the result that the Agreed Currency no longer exists or Intralox is not able to make payment to the Multi-Currency Lender in such Agreed Currency, Intralox shall pay to the Multi-Currency Lender at such place as the Multi-Currency Lender shall direct, the Equivalent Amount in dollars. In any case in which Intralox is obligated to make payment in dollars, Intralox shall hold the Multi-Currency Lender harmless from any loss incurred by the Multi-Currency Lender arising from any change in the value of dollars in relation to the Agreed Currency between the date repayment of the Borrowing is made and the date the Multi-Currency Lender is actually able, following the conversion of the dollars paid by Intralox into the Agreed Currency and remittance of such Agreed Currency to the place where such Borrowing is payable, to apply such Agreed Currency to such Borrowing. It is the intention of the parties hereto that Intralox takes all risks of the imposition of such currency control or exchange regulations.

(c) For so long as the Multi-Currency Lender is required to make special deposits with, or to comply with reserve, liquidity, cash margin or other requirements of, any monetary or other authority (including without limitation any such requirement imposed by any central bank or the Financial Services Authority) or incurs any other costs, expenses or reserves in respect of the Multi-Currency Lender’s Borrowings in any Agreed Currency that is not reflected in the interest rates payable hereunder, the Multi-Currency Lender shall be entitled to require Intralox to pay, contemporaneously with each payment of interest on each Borrowing, additional interest thereon at a rate per annum specified by the

Multi-Currency Lender to be the cost to the Multi-Currency Lender of complying with such requirements or of such other costs, expenses or reserves. A certificate of the Multi-Currency Lender setting forth the amount or amounts necessary to compensate the Multi-Currency Lender for such costs (and the calculations supporting such amount) shall be conclusive absent manifest error.

(d) The Multi-Currency Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., London time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Multi-Currency Swingline Loans outstanding. Such notice shall specify the aggregate amount of Multi-Currency Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Multi-Currency Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Multi-Currency Lender, such Lender’s Applicable Percentage of such Multi-Currency Swingline Loan or Loans in the same Agreed Currency as the applicable Borrowings for which participations are being acquired. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Multi-Currency Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Multi-Currency Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Intralox of any participations in any Multi-Currency Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Multi-Currency Swingline Loan shall be made to the Administrative Agent and not to the Multi-Currency Lender. Any amounts received by the Multi-Currency Lender from Intralox (or other party on behalf of Intralox) in respect of a Multi-Currency Swingline Loan after receipt by the Multi-Currency Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent in the same Agreed Currency as the applicable Borrowings; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Multi-Currency Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Multi-Currency Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Intralox for any reason. The purchase of participations in a Multi-Currency Swingline Loan pursuant to this paragraph shall not relieve Intralox of any default in the payment thereof.

(e) Notwithstanding the satisfaction of all conditions referred to in this Agreement, if (i) there shall occur on or prior to the date of any Multi-Currency Swingline Loan any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of Multi-Currency Lender make it impracticable for the advance to be denominated in the Agreed Currency so specified by Intralox or (ii) an Equivalent Amount of such currency in dollars is not readily calculable, then Multi-Currency Lender shall forthwith give notice thereof to Intralox, and such advance shall be denominated in such Agreed Currency but shall be made on the date of such advance in dollars, unless Intralox notifies Multi-Currency Lender at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such advance would in the reasonable opinion of Multi-Currency Lender be practicable in an aggregate principal amount equal to the Equivalent Amount in dollars of the aggregate principal amount specified in the related request.

(f) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Intralox hereunder in the Agreed Currency into another currency, Multi-Currency Lender and Intralox agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Multi-Currency Lender could purchase the Agreed Currency with such other currency at Multi-Currency Lender’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of Intralox in respect of any sum due to Multi-Currency Lender hereunder shall, notwithstanding any judgment in a currency other than the Agreed Currency, be discharged only to the extent that on the Business Day following receipt by Multi-Currency Lender of any sum adjudged to be so due in such other currency Multi-Currency Lender may in accordance with normal, reasonable banking procedures purchase the Agreed Currency with such other currency. If the amount of the Agreed Currency so purchased is less than the sum originally due to such Multi-Currency Lender in the Agreed Currency, Intralox agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify Multi-Currency Lender against such loss, and if the amount of the Agreed Currency so purchased exceeds the sum originally due to Multi-Currency Lender in the Agreed Currency, Multi-Currency Lender agrees to remit such excess to Intralox.

(g) If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to Multi-Currency Lender) or the interpretation or administration thereof by a Governmental Authority charged with such interpretation or administration, or compliance by Multi-Currency Lender with any guideline, request or directive of such authority (whether or not having the force of law), shall make it unlawful or impossible for Multi-Currency Lender to maintain or fund the Advances evidenced by this Agreement, then, upon notice to Intralox by Multi-Currency Lender, the outstanding principal amount, together with accrued interest and any other amounts payable to Multi-Currency Lender under this Agreement shall be repaid (a) immediately upon Multi-Currency Lender’s demand if such change or compliance with such requests, in Multi-Currency Lender’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request. In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $5,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders (other than any Defaulting Lender). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the

Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c) Protective Advances may be made only in dollars.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein and subject to the aggregate Revolving Commitments, and as a part of the aggregate Revolving Commitments, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by email or facsimile, not later than 11:00 a.m., New Orleans time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., New Orleans time, on the requested date of such Swingline Loan.

(c) In addition, Laitram hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New Orleans time, on each Business Day, make available to Laitram by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day, less any deposits into the Funding Account or Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to Laitram, a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower shall be deemed to have requested an advance an ABR Borrowing pursuant to Section 2.02 in the amount of such deficiency to be made on such Business Day.

(d) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New Orleans time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, and subject to the aggregate Revolving Commitments, and as a part of the Revolving Commitments, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any Loan Party (including Letters of Credit replacing the Letters of Credit listed on Schedule 1.01), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided, that the LC Exposure shall not exceed $5,000,000 at any time. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent prior to 9:00 am, New Orleans time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the

Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $5,000,000.

(c) Expiration Date. Each Letter of Credit shall expire not later than the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 11:00 a.m., New Orleans time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New Orleans time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., New Orleans time, on (a) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., New Orleans time, on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by email or facsimile of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66 2⁄3% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66 2⁄3% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New Orleans time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Sections 2.01(b) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank, and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The foregoing clauses (a) and (b) shall not apply to Borrowings under the Multi-Currency Swingline Loan.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, Multi-Currency Swingline Loan Borrowings or Protective Advances.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by email or facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) The foregoing clauses (a) through (e) shall not apply to Borrowings under the Swingline Loan and the Multi-Currency Swingline Loan. In the case of the Swingline Loan, amounts outstanding as of the last day of an Interest Period shall continue to bear interest at the Adjusted Daily LIBO Rate as of the first day of the succeeding Interest Period without notice from the Borrower. In the case of the Multi-Currency Swingline Loan, amounts outstanding at the end of each Business Day shall be reset at the Overnight Foreign Currency Rate for the next Business Day without notice from the Borrower.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New Orleans time, on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), and (iii) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of

$1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the aggregate Revolving Commitments.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrower shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in the maximum amount of $25,000,000, (ii) the Borrower may make only one such request, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(g) have been satisfied.

(f) Said increase is subject to the following: (i) each Lender shall have the right, in its sole discretion, to determine whether to increase its Revolving Commitment, and by how much; (ii) each Lender shall have the right (but not the obligation) to increase its Revolving Commitment by an amount equal to its Applicable Percentage Share of the increase in the Revolving Commitments; (iii) if any Lender does not increase its Revolving Commitment by its Applicable Percentage Share of the increase in the Revolving Commitment (creating a “Shortfall”), the remaining Lender or Lenders may increase their Revolving Commitment by its or their Applicable Percentage Share of the Shortfall; (iv) no advance on the increased Revolving Commitment may be made after the fourth anniversary of the Closing Date (as such date may be extended with the consent of all of the Lenders); (v) no Default shall have occurred and be continuing at the time of the increase of the Revolving Commitment; (vi) the Borrower shall sign additional Revolving Notes in favor of the Lenders agreeing to increase their Revolving Commitments, for the amount of such increase; and (vii) principal on the increased Revolving Commitment shall be payable on the same dates as provided above for the initial Revolving Loan.

(g) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitments to exceed $125,000,000. As a condition precedent to such an increase, Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

(h) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Advances then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurodollar Advances shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Advances being continued shall be reallocated, and any such Eurodollar Advances being converted to ABR Advances shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Maturity Date or demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date, (iv) to the Administrative Agent for the account of the Multi-Currency Lender the then unpaid principal amount of each Multi-Currency Swingline Loan on the Maturity Date, and (v) to the Issuing Bank the cash collateral amount determined in accordance with Section 2.06(c). The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender on the last Business Day of each month, beginning November 30, 2012, aggregate monthly installments of principal in the amount of $111,111.11; to the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Maturity Date for the Term Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) To effectuate any payment due on the Revolving Loan and Swingline Loan, the Borrower hereby authorizes the Administrative Agent to initiate debit entries to the Funding Account at the Administrative Agent and to debit the same to such Funding Account. This authorization to initiate debit entries shall remain in full force and effect until the Administrative Agent has received written notification of its termination in such time and in such manner as to afford the Administrative Agent a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such Funding Account.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by the Borrower, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to (x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, 50% of such Net Proceeds and (y) in the case of all other Prepayment Events, 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties or to commence the replacement, repair or rebuilding of real property within 180 days after receipt of such Net Proceeds, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period or replacement, repair or rebuilding not commenced within such 180-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(c) All such amounts paid pursuant to Section 2.11(b) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to equipment, fixtures and real property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata; second to prepay the Term Loans (to be applied to installments of the Term Loans in inverse order of maturity); and third to prepay the Revolving Loans (including the Multi-Currency Swingline Loan and Swingline Loan) without any reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.

(d) The Borrower shall notify the Administrative Agent by email or facsimile of any prepayment hereunder not later than 10:00 a.m., New Orleans time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing, one Business Day before the date of prepayment; provided that no such notice shall be required in the case of the prepayment of the Swingline Loan pursuant to Section 2.05(b). The Borrower shall notify the Multi-Currency Lender by facsimile of any prepayment of the Multi-Currency Swingline Loan not later than 9:00 a.m. London time on the date of any prepayment in the case of the repayment of the Multi-Currency Swingline Loan in Euros or British pounds sterling, and by 9:00 a.m. London time one Business Day prior to the prepayment date in the case of the repayment of Multi-Currency Swingline Loans in any other Agreed Currency. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e) In the event that at any time the aggregate principal amount outstanding on the Multi-Currency Swingline Loan exceeds the Equivalent Amount of $5,000,000, upon request from the Multi-Currency Lender, Intralox shall prepay the Multi-Currency Swingline Loan in an amount sufficient to reduce the aggregate principal outstanding to the Equivalent Amount of $5,000,000.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate (as defined in “Applicable Rate) on the average daily amount of the Available Revolving Commitment (excluding amounts outstanding on the Swingline Loan) and the Available Multi-Currency Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments and Multi-Currency Commitment terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October, and on the date on which the Revolving Commitments and Multi-Currency Commitment terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participation in Letters of Credit, which shall accrue at the Eurodollar Spread (as defined in “Applicable Rate”) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an upfront fee equal to 0.25% of the aggregate Revolving Commitments and the aggregate Term Loan Commitments; such fee shall be payable on the Effective Date. If the Borrower increases the Revolving Commitment pursuant to Section 2.09(e), the Borrower agrees to pay the Administrative Agent for the account of each Lender, an additional upfront fee equal to 0.25% of the aggregate amount of such Revolving Commitment increase.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, any other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and upfront fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans (other than the Swingline Loan and Multi-Currency Swingline Loan) comprising each Eurodollar Borrowing shall bear interest at either (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowers (for Borrowings outstanding on the first day of an Interest Period), or (ii) the Adjusted Daily One Month LIBO Rate for one day plus the Applicable Rate for Eurodollar Borrowings (for Borrowings incurred during an Interest Period).

(c) The Swingline Loan shall bear interest at the Adjusted LIBO Rate as of the first Business Day of each Interest Period, which Adjusted LIBO Rate shall remain fixed at such rate until the first Business Day of the succeeding Interest Period, plus the Applicable Rate for Eurodollar Borrowings.

(d) The Multi-Currency Swingline Loan shall bear interest at the Overnight Foreign Currency Rate, plus the Applicable Rate for Eurodollar Borrowings.

(e) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings, plus 2%.

(f) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 3% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 3% plus the rate applicable to such fee or other obligation as provided hereunder. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 3% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 3% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed; provided, that interest on those Multi-Currency Swingline Loans with an Agreed Currency of British pounds sterling shall be computed on the basis for a year of 365 days. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by email or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Indemnified Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan (excluding the Swingline Loan and the Multi-Currency Swingline Loan) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) or (d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally and solidarily indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any [this Agreement][any Loan Document], IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New Orleans time, on the date when due, in immediately available funds, without set-off or counterclaim; provided, that the Borrower shall make each payment on the Multi-Currency Swingline Loan prior to 3:00 p.m. London time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments (other than payments on the Multi-Currency Swingline Loan) shall be made to the Administrative Agent at its offices at 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.05(b), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. All such payments on the Multi-Currency Swingline Loan shall be made to the Administrative Agent for the account of the Multi-Currency Lender at the address designated by the Administrative Agent. The

Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations), third, to pay interest due in respective of Protective Advances, fourth, to pay principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements ratably with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Swap Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loan) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment and Multi-Currency Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Swap Agreements. Each Lender or Affiliate thereof having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Swap Agreements, written notice setting forth the aggregate amount of all Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Swap Obligations will be placed.

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or the assets of any Loan Party, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011 reported on by independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2012, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2011.

SECTION 3.05. Reserved.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.14. Insurance. As of the Effective Date, all insurance premiums due and payable have been paid. The Borrower believes that the insurance maintained by or on behalf of the Loan Parties is adequate.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth a correct and complete list of the name and relationship to the Borrower of each wholly-owned Subsidiary of the Borrower. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law [or agreement] and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party.

SECTION 3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, limited liability company managers, directors, stockholders, parents, other interest holders, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party; provided, that the foregoing shall not apply to employment contracts with employees of Foreign Subsidiaries residing outside the United States.

SECTION 3.19. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Parent for the fiscal years ending December 31, 2010 and December 31, 2011, and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Parent, as reflected in the audited financial statements described in clause (i) of this paragraph.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation, organization or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its operating or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Collateral is located, and such search shall reveal no liens on any of the Collateral except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(f) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and the Mortgage) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(h) Mortgages, etc. The Administrative Agent shall have received, with respect to the Real Property, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) a Mortgage on such property;

(ii) evidence that a counterpart of the Mortgage is proper for recording in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself and the Lenders;

(iii) ALTA mortgagee’s title insurance commitment;

(iv) if any such parcel of real property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent; and

(v) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

(i) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

(j) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(k) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrower and its Affiliates shall be acceptable to the Administrative Agent in its sole discretion.

(l) Borrowers’ Counsel Opinion. The Administrative Agent shall have received an opinion of the Borrowers’ counsel in form and substance satisfactory to the Administrative Agent.

(m) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b) No event has occurred and no condition exists with respect to any Loan Party which could reasonably be expected to have a Material Adverse Effect on the Loan Parties taken as a whole.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(d) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 105 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Required Lenders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000, or (vii) involves any product recall;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, not fully covered by insurance, subject to normal deductibles;

(e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the material rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations. Each Loan Party will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises, field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Each Loan Party will comply with all Requirements of Law applicable to it or its property , except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loan for the refinancing (and termination) of all existing lines of credit on the Closing Date, and for working capital, equipment purchases, capital improvements and general corporate purposes. The Borrower shall use the proceeds of Term Loan to refinance an existing term loan in the approximate amount of $20,000,000.

SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Casualty and Condemnation. The Borrower will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Appraisals. At any time that the Administrative Agent requests following the occurrence of an Event of Default, the Borrower will provide the Administrative Agent with appraisals or updates thereof of the Collateral from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.

SECTION 5.12. New Loan Parties. Subject to applicable law, each Loan Party will cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement to this Agreement, and Joinder Agreements or supplements to the Collateral Documents. Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

ARTICLE VI

Negative Covenants.

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b) hereof (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that, (i) such Refinancing Indebtedness does not increase the principal amount of the Refinanced Indebtedness, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, (v) the terms of such Refinancing Indebtedness are not less favorable (except as to interest rate) to the obligor thereunder than the original terms of such Refinanced Indebtedness and (vi) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Unsecured guaranties by the Parent, Laitram or Intralox of any foreign bank loans or guaranties up to an aggregate amount of $5,000,000; and

(j) Indebtedness on Letters of Credit listed on Schedule 1.01, until such Letters of Credit terminate not later than the expiry dates listed on Schedule 1.01.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including, without limitation, the stock of ION Geophysical Corporation owned by the Loan parties), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02;

(d) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon; and

(e) Liens arising out of sale and leaseback transactions permitted by Section 6.06.

(f) Liens for purchase money security interests not to exceed $3,000,000 in the aggregate during any fiscal year of the Parent.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party; (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (iv) any Person that is not a Subsidiary immediately prior to such merger may merge into the Borrower or any other Loan Party, but only to the extent permitted by Section 6.04.

(b) No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party prior to such merger) any evidences of indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries;

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) loans or advances to holders (or Affiliates of holders) of Equity Interests in the Borrower;

(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with the dispositions of assets permitted by Section 6.05;

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;” and

(l) investments in connection with acquisition of the business or business unit or Equity Interests of any Person or the merger of any Person into the Borrower or any other Loan Party, provided that the aggregate fair market value thereof shall not exceed $8,000,000 during any fiscal year of the Borrower.

SECTION 6.05. Asset Sales. No Loan Party will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(c) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(d) sale and leaseback transactions permitted by Section 6.06;

(e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(f) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section (in which case the Administrative Agent shall release the security interests created by the Collateral Documents in such assets), provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $10,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments. No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) any wholly-owned Subsidiary may make Restricted Payments to the holder of its Equity Interests; (ii) the Parent may make Restricted Payments to the holders of its Equity Interests in an amount not greater than the amount necessary for such holders to pay their actual federal, state and local income tax liabilities in respect of income earned by the Parent for a fiscal year, after deducting any unused prior losses, provided such Restricted Payments for taxes are made prior on or prior to June 30 of the succeeding fiscal year; (iii) the Parent may make Restricted Payments to the holders of its Equity Interests in an amount equal to 50% of the Net Income of the Parent for a fiscal year, less the Restricted Payments made pursuant to Clause (ii) hereof, provided, that such Restricted Payments for taxes are made prior on or prior to June 30 of the succeeding fiscal year; and (iv) the Parent may make Restricted Payments to one or more holders of its Equity Interests for the purchase of redeeming such Equity Interests of such holders in the Parent, in an aggregate amount not exceeding $8,000,000 during the term of the Facilities; further provided, that at the time of making any Restricted Payment pursuant to Clauses (ii), (iii) or (iv) hereof, (a) no Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, and (b) the Borrower is in compliance with all financial covenants described in Section 6.12 on a pro forma basis after giving effect to such Restricted Payment.

SECTION 6.09. Transactions with Affiliates. No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, and (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business.

SECTION 6.10. Restrictive Agreements. No Loan Party will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

SECTION 6.12. Financial Covenants. (a) Total Funded Indebtedness to EBITDA Ratio. The Parent will not permit its ratio of (i) Total Funded Indebtedness Borrower minus cash in excess of $5,000,000, in each case as of the last day of each fiscal quarter to (ii) EBITDA for the period of four consecutive fiscal quarters ended on the last day of such fiscal quarter, to be greater than 3.25 to 1.00.

(b) Fixed Charge Coverage Ratio. The Parent will not permit its ratio of (i) EBITDA minus total Restricted Payments under Section 6.08(ii) paid in cash, in each case for the period of four consecutive fiscal quarters ended on the last day of each fiscal quarter, to (ii) Fixed Charges determined for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, to be less than 1.50 to 1.00.

(c) Total Liabilities to Tangible Net Worth Ratio. The Parent will not permit its ratio of (i) Total Liabilities as of the last day of each fiscal quarter to (ii) Tangible Net Worth as of the last day of such fiscal quarter of the Borrower, to be greater than 1.60 to 1.00.

(d) Total Revolving Exposure to Current Assets Ratio. The Parent will not permit its ratio of (i) Revolving Exposure to (ii) the sum of accounts receivable and inventory of the Loan Parties at any time, to be greater than 1.00 to 1.00; the Borrower shall demonstrate compliance on a quarterly basis.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and which failure is not cured within 5 days after notice from the Administrative Agent or the Required Lenders (which for these purposes shall be written notice of non-payment given by ordinary mail);

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and which failure is not cured within 5 days after notice from the Administrative Agent or the Required Lenders (which for these purposes shall be written notice of non-payment given by ordinary mail);

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to a Loan Party’s existence) or 5.08; or Section 6.12;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 30 days after the earlier of knowledge of such breach by any Loan Party or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02, 5.03 (other than with respect to a Loan Party’s existence) through 5.07, 5.09, 5.10, 5.12 or of any Section of Article VI (except Section 6.12) of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and any grace period applicable to such failure has elapsed;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment; or (ii) any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien; or

(q) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by email or facsimile and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by facsimile or electronic communications subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to any Loan Party, to the Borrower at:

Laitram, L.L.C.

200 Laitram Lane

Harahan, LA 70123

Attention: Lawrence P. Oertling, Chief Financial Officer

Facsimile No: (504) 733-2420

Email: laurie.oertling!@laitram.com

(ii)	if to the Administrative Agent, the Issuing Bank or the Swingline Lender, at:

JPMorgan Chase Bank, N.A.

P. O. Box 60279 / 201 St. Charles Avenue, 28th Floor

New Orleans, LA 70160/70170

Attention: Lynn S. Richard

Facsimile No: (504) 623-8379

Email: lynn.s.richard@chase.com

JPMorgan Chase Bank, N.A. (Mail Stop IL1-0010)

10 South Dearborn, 7th Floor

Chicago, IL 60603

Facsimile No. (888) 303-9732

Email: jpm.agency.servicing.1@jpmchase.com

(iii)	if to the Administrative Agent for Multi-Currency Swingline Loans, at:

JPMorgan Europe Limited

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E14 5JP, United Kingdom

Attn: Loans Agency

Facsimile No. 011-44-20-7777-2360

(iv)	if to any other Lender, to it at its address or facsimile number set forth in the Commitment Schedule or its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), or (vii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender; (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administration is authorized to release the Loan Guaranty and its Liens on Collateral provided by such Subsidiary; (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any fiscal year without the prior authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) insurance reviews;

(ii) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses [are determined by a court of competent jurisdiction by final and nonappealable judgment to have] resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, provided that if any provisions of this Agreement conflict with provisions in any of the other Loan Documents, the provisions of this Agreement shall prevail. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Louisiana, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Louisiana State court sitting in New Orleans, Louisiana in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates, but only to the extent that such loans are permitted by this Agreement.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	LAITRAM, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Chief Financial Officer

INTRALOX, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Secretary/Treasurer

LAPEYRE PROPERTIES, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Secretary/Treasurer

PARENT:	LAITRAM GROUP, INC.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Treasurer

ADMINISTRATIVE AGENT SWINGLINE LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Lynn S. Richard
		Name:	Lynn S. Richard
		Title:	Senior Vice President

LENDERS:	REGIONS BANK

	By:	/s/ Scott J. Sarrat
		Name:	Scott J. Sarrat
		Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Ryan J. Ortiz
		Name:	Ryan J. Ortiz
		Title:	Vice President

WHITNEY BANK

	By:	/s/ Reiss Eagan
		Name:	Reiss Eagan
		Title:	Officer

SCHEDULE 1

COMMITMENT SCHEDULE

Name and Address of Lenders	Line of Credit Commitment	Term Loan Commitment	Total Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$33,333,350	$6,666,650	$40,000,000	33.3333%
Regions Bank	$26,666,660	$5,333,340	$32,000,000	26.6667%
Capital One, National Association	$13,333,330	$2,666,670	$16,000,000	13.3333%
Whitney Bank	$26,666,660	$5,333,340	$32,000,000	26.6667%
Aggregate Commitment	$100,000,000	$20,000,000	$120,000,000	100.0000%

Schedule 1

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Issuer	Fact Amount		Account Party	Beneficiary	Expiry Date
Whitney Bank		$100,000	Laitram, L.L.C.	Louisiana Workforce Commissioner	05/28/13
Whitney Bank		$35,000	Laitram, L.L.C.	Great American Insurance Company	04/01/13
Whitney Bank		$100,000	Laitram, L.L.C.	Travelers	05/05/13
Whitney Bank	CDN$	96,000	Laitram Machinery, Inc.	Royal Bank of Canada	04/01/13*

*	This letter of credit may be renewed and extended at Whitney Bank through April 1, 2015.

Schedule 1.01

SCHEDULE 3.06

DISCLOSED MATTERS

NONE

Schedule 3.06

SCHEDULE 3.15

PARENT AND SUBSIDIARIES

Parent	Laitram Group, Inc.

Wholly-Owned Subsidiary of Parent	Laitram, L.L.C.

Wholly-Owned Subsidiaries of Laitram, L.L.C.	Intralox, L.L.C.
Lapeyre Properties, L.L.C.
Laitram Machine Shop, LLC
Laitram Machinery, Inc.
Lapeyre Stair, Inc.
Industrial Microwave Systems, LLC
LID Group, Inc.

Wholly-Owned Subsidiary of Intralox, L.L.C.	Commercial Food Sanitation, L.L.C.
Intralox Holdings, L.L.C.
Intralox International Holdings, L.L.C.

Schedule 3.15

SCHEDULE 3.18

AFFILIATE TRANSACTIONS

Laitram Group, Inc. Shareholders’ Agreement, dated September 5, 2002, as amended

Compensation understanding between Laitram Group, Inc. Board and James M. Lapeyre, Jr. most recently confirmed on May 7, 2012

Retention and Bonus Agreement with Edel F. Blanks, dated November 5, 2008, as amended

Employment Agreement with Joseph Stout, dated April 2, 2012

Schedule 3.18

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.	Indebtedness of Laitram Group, Inc. to Capital One Community Renewal Fund, LLC and Enhanced Delta Small Business Investment Fund, LLC, pursuant to Credit Agreement dated as of July 13, 2007, with current principal balance of $4,343,750.

2.	Indebtedness of Lapeyre Properties, L.L.C. to Brent Peter Hirschey pursuant to Credit Sale dated January 7, 2004, with a current principal balance of $154,954.

Schedule 6.01

SCHEDULE 6.02

EXISTING LIENS

1.	Mortgage, Security Agreement and Assignment of Leases and Rents by Laitram Machine Shop, L.L.C. and Lapeyre Properties, L.L.C. in favor of Capital One Community Renewal Fund, LLC and Enhanced Delta Small Business Investment Fund, LLC, dated July 13, 2007, covering a portion of Lot AB-1, Square 7-A, Elmwood Industrial Park Subdivision, Phase A, Jefferson Parish (5207 Storey Street).

2.	Vendor’s Lien by Lapeyre Properties, L.L.C. in favor of Brent Peter Hirschey, dated January 7, 2004, covering a portion of Lot AB-1, Square 7-A, Elmwood Industrial Park Subdivision, Phase A, Jefferson Parish (5207 Storey Street).

3.	The following UCC-1 Financing Statements:

Debtor	Secured Party	Collateral

Intralox, L.L.C.	Ellison Technologies	Specific equipment
Intralox, L.L.C.	Makino Inc.	Specific equipment
Laitram Machine Shop, L.L.C.	Capital One, N.A.	Specific equipment
Laitram Machine Shop, L.L.C.	Ellison Technologies	Specific equipment
Laitram Machine Shop, L.L.C.	Ellison Technologies	Specific equipment
Laitram Machinery, Inc.	Air Liquide Industrial US	Specific equipment
Laitram Machinery, Inc.	Bystronic, Inc.	Specific equipment

Schedule 6.02

SCHEDULE 6.04

EXISTING INVESTMENTS

1.	7,605,345 shares of capital stock of ION Geophysical Corporation

2.	$505,783 (cost basis) investment in Longue Vue Capital, LLC

Schedule 6.04

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrower:	Laitram, L.L.C., Intralox, L.L.C. and Lapeyre Properties, L.L.C.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of October , 2012 among Borrowers, Administrative Agent and the Lenders parties thereto

[1]	Select as applicable.

Exhibit A, Page 1

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A, Page 2

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A, Page 3

ANNEX 1

[                    ]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender2, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

[1]	Describe Credit Agreement at option of Administrative Agent.
[2]	The concept of “Non-U.S. Lender” should be conformed to the section in the Credit Agreement governing Taxes.

Exhibit A, Page 4

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Louisiana.

Exhibit A, Page 5

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October     , 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Laitram, L.L.C., Intralox, L.L.C. and Lapeyre Properties, L.L.C. (individually and collectively, the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;

5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit B, Page 1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,         .

LAITRAM, L.L.C.

By:
Name:
Title:

INTRALOX, L.L.C.

By:
Name:
Title:

LAPEYRE PROPERTIES, L.L.C.

By:
Name:
Title:

Exhibit B, Page 2

SCHEDULE I

CALCULATION OF FINANCIAL COVENANTS

Exhibit B, Page 3

SCHEDULE II

CALCULATION OF APPLICABLE RATE

Exhibit B, Page 4

EXHIBIT C

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,     , 20    , is entered into between                     , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of October     , 2012 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Laitram, L.L.C., Intralox, L.L.C. and Lapeyre Properties, L.L.C. (the “Borrower”), the Administrative Agent and the Lenders party thereto. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

Exhibit C, Page 1

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit C, Page 2

EXHIBIT D-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants] That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October     , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Laitram, L.L.C., Intralox, L.L.C. and Lapeyre Properties, L.L.C., the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit D-1

EXHIBIT D-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants] That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October     , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Laitram, L.L.C., Intralox, L.L.C. and Lapeyre Properties, L.L.C., the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit D-2